EXHIBIT 99.1
The Great Atlantic & Pacific Tea Company, Inc. Announces
Appointment of Paul Hertz as Executive Vice President, Operations
MONTVALE, N.J. — August 18, 2010 — Today, The Great Atlantic & Pacific Tea Company, Inc. (A&P) (NYSE:GAP) announced the appointment of Paul Hertz to the role of Executive Vice President, Operations. Paul succeeds Mark Kramer, who has left the Company to pursue other interests.
Paul has an extensive background in Operations with over 20 years in various management positions within retail sales management and operations. Prior to joining A&P, Paul was Executive Vice President of Retail Stores for OfficeMax, where he was responsible for all retail operations throughout the United States. Before that, he served as Senior Vice President of Store Operations. Paul also served as Vice President of Wild Oats Stores. Paul has also served as Vice President of Store Operations for ShopKo and held several field and VP-level positions at Fred Meyer, a division of Kroger.
In this role, Paul will be leading the Field Operations Team.
“An important part of our turnaround is building a dynamic executive management team with the skills and expertise necessary to lead our Company to excellence. With his high-level skillset and vast experience, Paul not only believes excellence can be achieved, but he is also able to illuminate the path to it,” stated Christian Haub, Executive Chairman, The Great Atlantic & Pacific Tea Co.
About A&P
Founded in 1859, A&P is one of the nation’s first supermarket chains. The Company operates 429 stores in 8 states and the District of Columbia under the following trade names: A&P, Waldbaum’s, Pathmark, Best Cellars, The Food Emporium, Super Foodmart, SuperFresh and Food Basics.
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